Exhibit 99.1

Gopher Protocol Introduces its

First Product, the Gopher Patch

The Gopher Patch Can Be Affixed to Any Object and Traced Worldwide on Any Smartphone with No Need for GPS or a Conventional Network

PERRIS, CA / ACCESSWIRE / February 2, 2016 / Gopher Protocol Inc. (GOPH) ("Gopher" and "the Company") and its partners today proudly announced that, in connection with its GopherInsight(TM) technology, the Company achieved Alpha Phase for its first product, under the internal project name: GopherAntiTheft(TM).

GopherAntiTheft(TM) is an electronic circuit including a proprietary microchip that is within a sticky patch package (the "Patch"). The Patch can be affixed to any object, mobile or static, in order to track its location anywhere on Earth. The electronic circuit communicates with other similar working patches via a separate, secured, and private network.

Upon affixing the Patch on an object, the circuit is turned on, after which the electronic circuit regularly transmits an identification signal in order to identify the device's geographical location, worldwide. The Patch works in conjunction with a mobile software application to provide tracking function operations via map and on-earth coordinates. The system includes its own power source, which lasts one to two years.

The Patch can also perform as an emergency device! Users can register the Patch ID on the mobile apps of relatives and friends. In the event of an emergency situation, one would simply peel the off Patch. Upon peeling the Patch, it operates in a constant transmission mode, sending constant emergency beacon signals. The Patch also alerts the user's friends as to family about the user's location. No GPS or wireless needed!

The Alpha Phase is the first phase to begin software testing for the Patch and in this phase, developers generally test the software/device. Alpha indicates that "A" test was performed and that the new product has been verified prior to a public announcement, the Patch has been tested and is functional: GopherAntiTheft(TM) Prototype C - Session A - https://youtu.be/Lx1AZTvhkts

The Company is currently releasing session A of the Alpha Phase, with the intention to release session B, indicating a preponderant distance for transmitting the signal.

Gopher and its partners are preparing to introduce the Patch to the market. The product will be presented for pre-sale utilizing social media and a designated website on top of customary distributing channels for the product, for which further announcements will be provided.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher") (GOPH) is Development-stage Company that is developing a real-time, heuristic based, mobile technology. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using human heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing and additional mobile features.

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336

SOURCE: Gopher Protocol Inc.